Exhibit 12.1

700 12th Street, NW
Washington, DC 20005

GB8 Residential LLC

13901 Sutton Park Dr S

Jacksonville, Florida 32224

August 25, 2023

To the Manager of GB8 Residential LLC:

We are acting as counsel to GB8 Residential LLC, a Delaware limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of the limited liability company interests, the Class A Common Shares (the “Shares”), of the Company.

In connection with the opinion contained herein, we have examined the offering statement, as well as the pre-qualification amendment thereto, the Certificate of Formation of the Company, its Operating Agreement, the Share Designation for the Shares, as amended through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law. The opinion set forth below is limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP